As filed with the Securities and Exchange Commission on November 22, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Extended Stay America, Inc. (Exact name of registrant as specified in its charter)	ESH Hospitality, Inc. (Exact name of registrant as specified in its charter)

Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

46-3140312	27-3559821
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

11525 N. Community House Road, Suite 100

Charlotte, North Carolina 28277

(980) 345-1600

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Extended Stay America, Inc. 2013 Long-Term Incentive Plan

ESH Hospitality, Inc. 2013 Long-Term Incentive Plan

Ross W. McCanless, Esq.

Chief Legal Officer

11525 N. Community House Road, Suite 100

Charlotte, North Carolina 28277

(980) 345-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price per Share	Propose Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share, of Extended Stay America, Inc. and Class B Common Stock, par value $0.01 per share, of ESH Hospitality, Inc., which are attached and trade together as a Share	8,000,000 (2)	$23.645(3)	$189,160,000	$24,364

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this joint registration statement on Form S-8 (the “Registration Statement”) shall also cover any shares of Common Stock of Extended Stay America, Inc. (the “Company”), par value $0.01 per share (“Company Common Stock”), and shares of Class B Common Stock of ESH Hospitality, Inc. (“ESH REIT”), par value $0.01 per share (“ESH REIT Class B Common Stock”), which are attached and trade together as a Share, that may be issued as Shares by reason of any stock dividend, stock split, reclassification, recapitalization, spin-off or any other similar transaction that results in an increase in the number of shares of Shares.
(2)	Represents 8,000,000 of shares of Company Common Stock under the Extended Stay America, Inc. 2013 Long-Term Incentive Plan (the “Company LTIP”) and 8,000,000 shares of ESH REIT Class B Common Stock under the ESH Hospitality, Inc. 2013 Long-Term Incentive Plan (the “ESH REIT LTIP”) which will be available for future of awards of an aggregate of 8,000,000 Shares under the Company LTIP and the ESH REIT LTIP.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low prices of the Common Stock on November 15, 2013, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement is filed jointly by Extended Stay America, Inc. and ESH Hospitality, Inc. (together, the “Registrants”), relating to an aggregate of 8,000,000 shares of Company Common Stock under the Company LTIP and 8,000,000 shares of ESH REIT Class B Common Stock under the ESH REIT LTIP, that will be attached and traded together as Shares. The purpose of this Form S-8 is to register the aforementioned 8,000,000 shares of Company Common Stock and the 8,000,000 shares of ESH REIT Class B Common Stock of ESH REIT on this Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified by Part I of this Registration Statement have been or will be sent or given to participants in the Company LTIP and the ESH REIT LTIP as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. Such documents are not required to be filed with the SEC but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

References to “us,” “our,” “we,” and “the Registrants” shall mean, together, Extended Stay America, Inc. and ESH Hospitality, Inc.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have been filed with the SEC by the Registrants, are incorporated by reference in this Registration Statement:

(a)	The Registrants’ Form S-1 (File No. 333-190052, with respect to the Company, and File No. 333-190052-01, with respect to ESH REIT), first filed with the SEC under the Securities Act on July 22, 2013, as amended (the “S-1 Registration Statement”) and the Registrants’ related prospectus dated November 12, 2013.

(b)	The description of the Company Common Stock and ESH REIT Class B Common Stock which are attached and trade together as Shares, and which are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), contained in the Registration Statement on Form 8-A (File No. 001-36190, with respect to the Company, and File No. 001-36191, with respect to ESH REIT) filed by the Registrants with the SEC on November 12, 2013, which incorporates by reference the description of Shares contained in the S-1 Registration Statement under the heading “Description of Our Capital Stock” including any amendment or report filed for the purposes of updating such description.

(c)	In addition, all documents filed by the Registrants pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The charters and bylaws of the Company and ESH REIT provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The bylaws of the Company and ESH REIT provide that the Company and ESH REIT, as the case may be, must indemnify and advance expenses to the Company’s and ESH REIT’s directors and officers to the full extent authorized by the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Company’s and ESH REIT’s charters, the Company’s and ESH REIT’s bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company and ESH REIT shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by Company’s or ESH REIT’s board of directors, as the case may be, pursuant to the applicable procedure outlined in the Company’s or ESH REIT’s bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Company’s or ESH REIT’s board of directors, as the case may be, at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Company and ESH REIT expect to maintain standard policies of insurance that provide coverage (1) to the Company’s and ESH REIT’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that the Company or ESH REIT may make to such directors and officers.

The Company and ESH REIT have entered into indemnification agreements with their directors and executive officers, which agreements provide the Registrants’ directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrants’ charters and bylaws, to provide additional procedural protection.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description

4.1	Amended and Restated Certification of Incorporation of Extended Stay America, Inc. (incorporated by reference to Exhibit 3.1 of the Registrants’ Current Report on Form 8-K filed with the SEC on November 18, 2013).

4.2	Amended and Restated Bylaws of Extended Stay America, Inc. (incorporated by reference to Exhibit 3.2 of the Registrants’ Current Report on Form 8-K filed with the SEC on November 18, 2013).

4.3	Amended and Restated Certificate of Incorporation of ESH Hospitality, Inc. (incorporated by reference to Exhibit 3.3 of the Registrants’ Current Report on Form 8-K filed with the SEC on November 18, 2013).

4.4	Amended and Restated Bylaws of ESH Hospitality, Inc. (incorporated by reference to Exhibit 3.4 of the Registrants’ Current Report on Form 8-K filed with the SEC on November 18, 2013).

4.5	Extended Stay America, Inc. 2013 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.6 of the Registrants’ Current Report on Form 8-K filed with the SEC on November 18, 2013).

4.6	ESH Hospitality, Inc. 2013 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.7 of the Registrants’ Current Report on Form 8-K filed with the SEC on November 18, 2013).

5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Deloitte & Touche LLP.

23.4	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages).

24.2	Power of Attorney (included on signature pages).

Item 9. Undertakings.

(a) The undersigned Registrants hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrants hereby undertake that, for the purpose of determining any liability under the Securities Act, each filing of the Registrants’ annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Extended Stay America, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Charlotte, State of North Carolina, on the 22nd day of November, 2013.

EXTENDED STAY AMERICA, INC.

By:	/S/ JAMES L. DONALD
James L. Donald
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James L. Donald, Peter J. Crage and Ross W. McCanless, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-8, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES L. DONALD	Chief Executive Officer and Director (Principal Executive Officer)	November 22, 2013
James L. Donald

/S/ PETER J. CRAGE	Chief Financial Officer (Principal Financial and Accounting Officer)	November 22, 2013
Peter J. Crage

/s/ DOUGLAS G. GEOGA	Director	November 22, 2013
Douglas G. Geoga

/s/ WILLIAM KUSSELL	Director	November 22, 2013
William Kussell

/s/ RICHARD F. WALLMAN	Director	November 22, 2013
Richard F. Wallman

/s/ A.J. AGARWAL	Director	November 22, 2013
A.J. Agarwal

/s/ MICHAEL BARR	Director	November 22, 2013
Michael Barr

/s/ WILLIAM D. RAHM	Director	November 22, 2013
William D. Rahm

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, ESH Hospitality, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Charlotte, State of North Carolina, on the 22nd day of November, 2013.

ESH HOSPITALITY, INC.

By:	/s/ JAMES L. DONALD
James L. Donald
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James L. Donald, Peter J. Crage and Ross W. McCanless, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-8, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES L. DONALD	Chief Executive Officer (Principal Executive Officer)	November 22, 2013
James L. Donald

/s/ PETER J. CRAGE	Chief Financial Officer (Principal Financial and Accounting Officer)	November 22, 2013
Peter J. Crage

/s/ DOUGLAS G. GEOGA	Director	November 22, 2013
Douglas G. Geoga

/s/ RICHARD F. WALLMAN	Director	November 22, 2013
Richard F. Wallman

/s/ CHRIS DANIELLO	Director	November 22, 2013
Chris Daniello

/s/ KEVIN DINNIE	Director	November 22, 2013
Kevin Dinnie

/s/ TY WALLACH	Director	November 22, 2013
Ty Wallach

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certification of Incorporation of Extended Stay America, Inc. (incorporated by reference to Exhibit 3.1 of the Registrants’ Current Report on Form 8-K filed with the SEC on November 18, 2013).

4.2	Amended and Restated Bylaws of Extended Stay America, Inc. (incorporated by reference to Exhibit 3.2 of the Registrants’ Current Report on Form 8-K filed with the SEC on November 18, 2013).

4.3	Amended and Restated Certificate of Incorporation of ESH Hospitality, Inc. (incorporated by reference to Exhibit 3.3 of the Registrants’ Current Report on Form 8-K filed with the SEC on November 18, 2013).

4.4	Amended and Restated Bylaws of ESH Hospitality, Inc. (incorporated by reference to Exhibit 3.4 of the Registrants’ Current Report on Form 8-K filed with the SEC on November 18, 2013).

4.5	Extended Stay America, Inc. 2013 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.6 of the Registrants’ Current Report on Form 8-K filed with the SEC on November 18, 2013).

4.6	ESH Hospitality, Inc. 2013 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.7 of the Registrants’ Current Report on Form 8-K filed with the SEC on November 18, 2013).

5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Deloitte & Touche LLP.

23.4	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages).

24.2	Power of Attorney (included on signature pages).